SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 1, 2005

GOVERNMENT PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-31962	20-0611663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Regency Circle, Suite 100, Omaha, Nebraska	68114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(402) 391-0010

None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURE

Item 2.01. Acquisition of Assets
     On July 27, 2005, Government Properties Trust, Inc. (GPT) completed its previously announced acquisition of the Internal Revenue Service (IRS) Annex at 145 Murall Drive, Martinsburg, West Virginia (the Martinsburg property) for approximately $30.1 million. The purchase price was determined through arms-length negotiations between GPT and the partners of Martinsburg IRS Facility Limited Partnership, unrelated parties with an address at 6550 Rock Spring Drive, Bethesda, Maryland. GPT funded the purchase price with cash on hand and a mortgage loan from a financial institution in the amount of $19.6 million. The unpaid principal balance of the note bears interest at a rate of 5.24% per annum. Accrued interest only payments are due monthly through August 2006. Beginning in September 2006 and through July 2015, monthly payments are amortized on a 30-year schedule, with a balloon payment due in August 2015.
     The Martinsburg property, completed in 1996, totals approximately 122,475 rentable square feet situated on approximately 25 acres. The Martinsburg property is 100% leased by the federal government under a modified net lease and is occupied by the IRS. The current lease with the federal government expires in July 2015.
Item 9.01. Financial Statements and Exhibits
     (a) Financial statements of business acquired.
     To be filed by amendment as soon as practicable, but not later than October 13, 2005.
     (b) Pro forma financial information
     To be filed by amendment as soon as practicable, but not later than October 13, 2005.
     (c) Exhibits
     None

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOVERNMENT PROPERTIES TRUST, INC.
Date: August 1, 2005	By:	/s/ Nancy D. Olson
Nancy D. Olson
Chief Financial Officer and Treasurer